Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Pacific Ethanol, Inc. of our report dated March 16, 2015, except for the 2014 information in Note 5 as to which the date is March 15, 2016, and the 2014 information in Note 17 as to which the date is March 15, 2017, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Pacific Ethanol, Inc. for the year ended December 31, 2016.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP

Irvine, California

June 2, 2017